AMENDMENT TO PROMISSORY NOTE BY AND BETWEEN
KARIM JOSEPH MURRAY AND LARBI JOHN MURRAY
AND RG GLOBAL LIFESTYLES, INC.

This Amendment to Promissory Note (“Agreement”) is entered into between Karim Joseph Murray and Larbi John Murray ( collectively “Investors”) and RG Global Lifestyles, Inc. (“Company”) on November 15, 2005.

WHEREAS, on July 1, 2005 Investors and the Company entered into a promissory note wherein the Investors loaned the Company $600,000 with a maturity date of 270 days from its date of execution at an interest rate of 8.0% (“Promissory Note”);

WHEREAS, the Investor and the Company prefer to terminate such Promissory Note and convert the $600,000, plus accrued interest, into the Company’s current investment offering in the form of its Note and Warrant Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Termination of the Promissory Note. The Promissory Note between the parties executed on July 1, 2005 is hereby terminated as of the date of this Agreement.

2.
Conversion of Investment to Note and Warrant Agreement. The parties hereby agree and accept that the investment of $600,000, plus interest accrued up to and including November 15, 2005, is to be converted immediately into the Company’s current round of investment financing under the terms and conditions of the Company’s Note and Warrant Agreement, and all exhibits thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above.

RG Global Lifestyles, Inc.:

/s/
Lou Knickerbocker
Chief Executive Officer

Investors:

/s/ Karim Joseph Murray	/s/ Larbi John Murray